NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS AND HIGHLIGHTS

PALO ALTO, Calif., May 4, 2010 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell technology company with the dual focus of novel therapeutics and innovative research products, today reported financial results for the first quarter ended March 31, 2010 and recent business highlights.

“It has been an exciting start to the year with important advances in our clinical development programs and our research products business,” said Martin McGlynn, President and CEO of StemCells, Inc. “Our PMD trial is proceeding well, and we are poised to begin a second NCL trial later this year with increased emphasis on the measurement of clinical benefit. With these endeavors well underway, we are actively pursuing a broader agenda focused on initiating clinical trials in spinal cord injury and age-related macular degeneration, thereby expanding our clinical development programs to all regions of the central nervous system – the brain, the spinal cord, and the eye – something we believe no other company in the field is positioned to do. With respect to our SC Proven® business, we have expanded our portfolio with the launch of two new products, and are committed to pursuing creative ways to take full advantage of the rapidly growing market for research grade cells, media and reagents.”

Recent and First Quarter Business Highlights

•	In January 2010, the Company launched GS1-RTM, the first commercially available medium to enable the derivation, maintenance and growth of true (germline competent) rat embryonic stem cells. GS1-R is expected to have significant utility in the creation of genetically engineered rat models of human disease for use in academic, medical and pharmaceutical research.

•	In February 2010, the Company launched GS2-MTM, a new cell culture medium that enables the derivation and long-term maintenance of true mouse iPS cells. GS2-M has been shown to increase the efficiency of reprogramming ‘pre-iPS’ cells to derive fully pluripotent stem cells and to maintain mouse iPS cells in a pluripotent state in long-term culture.

•	In February 2010, the first patient in a Phase I clinical trial of the Company’s HuCNS-SC® product candidate (purified human neural stem cells) in Pelizaeus-Merzbacher Disease (PMD) was enrolled and dosed. PMD is a fatal myelination disorder that primarily afflicts infants and young children, and this event marked the first time that neural stem cells had been transplanted as a potential treatment for a myelination disorder. This study, which is the second clinical trial of HuCNS-SC cells in a neurodegenerative disease, is being conducted at the University of California, San Francisco (UCSF) Children’s Hospital.

•	In March 2010, the United Kingdom (UK) Intellectual Property Office granted patent number GB2451523 with broad claims covering true (germline competent) pluripotent rat stem cells and genetically engineered rats derived from these cells. This patented technology is expected to have significant utility to academic and pharmaceutical industry researchers by enabling them to create novel rat models for the study of a wider range of human diseases previously not possible due to a lack of the true pluripotent rat stem cells needed for precise genetic engineering. The Company holds an exclusive license to commercialize this technology and is globally prosecuting the patent family that claims it.

•	In April 2010, the Company submitted a protocol to the FDA for initiation of a second clinical trial of HuCNS-SC cells in infantile and late infantile neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children. The proposed new trial is designed to further assess the safety of HuCNS-SC cells in NCL, while also examining the ability of the cells to affect the progression of the disease.

First Quarter Financial Results

The Company’s financial results include the operations of Stem Cell Sciences Plc (SCS) since April 1, 2009.

For the first quarter of 2010, the Company reported a net loss of $6,124,000, or $(0.05) per share, compared with a net loss of $9,281,000, or $(0.10) per share, for the first quarter of 2009. Total revenue was $230,000, a 307% increase over total revenue of $57,000 for the same period of 2009. The growth in revenue in 2010 compared to 2009 was primarily due to the consolidation of the SCS operations, which added product sales revenue from the Company’s SC Proven portfolio of specialty cell culture products, as well as increased licensing and grant revenue.

For the first quarter of 2010, the Company’s loss from operations was $7,601,000, an increase of $678,000, or 10%, compared to the same period in 2009. Operating expenses were $807,000 higher in the first quarter of 2010 compared to 2009, primarily due to the consolidation of the SCS operations. Almost all of the increase in operating expenses in 2010 was due to increased research and development expenses, as selling, general and administrative expenses were essentially unchanged in 2010 compared to 2009. Also in the first quarter of 2010, the Company recorded other income of $1,516,000 to reflect a decrease in the estimated fair value of warrant liability. In the first quarter of 2009, the Company had recorded other expense of $2,755,000 to reflect an increase in the estimated fair value of warrant liability.

Cash and cash equivalents at March 31, 2010 totaled $31,337,000, compared with $38,618,000 at December 31, 2009. In the first quarter of 2010, the Company raised $1,088,000 in gross proceeds through the sale of 882,200 shares of common stock.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and enabling technologies for use in stem cell-based research and drug discovery. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the prospect and timing associated with initiating a second clinical trial in NCL; the prospect for continued clinical development of the Company’s HuCNS-SC cells in PMD, NCL and in other diseases; the prospect for growth in the Company’s SC Proven business; and the Company’s ability to commercialize drug discovery and drug development tools. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of PMD, NCL or any other disease; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

StemCells, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	March 31
	2010	2009
Revenue:
Revenue from licensing agreements and grants	$114	$57

Revenue from product sales	116	—

Total revenue	230	57

Cost of product sales	44	—

Gross profit	186	57

Operating expenses:
Research and development	5,037	4,236
Selling, general and administrative	2,585	2,539
Wind-down expenses	165	205

Total operating expenses	7,787	6,980

Loss from operations	(7,601)	(6,923)

Other income (expense):
Realized gain on sale of marketable securities	—	398
Change in fair value of warrant liability	1,516	(2,755)
Interest income (expense), net	(25)	13
Other income (expense), net	(14)	(14)

Total other expense, net	1,477	(2,358)

Net loss	$(6,124)	$(9,281)

Basic and diluted net loss per share	$(0.05)	$(0.10)

Shares used to compute basic and diluted

loss per share	118,959,136	96,048,288

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2010	December 31, 2009 (a)

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$31,337	$38,618
Marketable securities	157	197
Other current assets	1,144	1,326

Total current assets	32,638	40,141

Property, plant and equipment, net	2,637	2,857
Goodwill and other intangible assets, net	5,183	5,667
Other assets, non-current	2,541	2,525

Total assets	$42,999	$51,190

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,967	6,530
Fair value of warrant liability	8,161	9,677
Other non-current liabilities	4,147	4,488
Stockholders’ equity	25,724	30,495
Total liabilities and stockholders’ equity	$42,999	$51,190

(a)	Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.

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